Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock of

Black Box Corporation

at

$1.08 Net Per Share

by

Host Merger Sub Inc.,

a wholly owned subsidiary of

BBX Inc.,

a wholly owned subsidiary of

BBX Main Inc.,

a wholly owned subsidiary of

AGC Networks Pte Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 19, 2018, UNLESS THE OFFER IS EXTENDED.

November 21, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Host Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of BBX Inc., a Delaware corporation (“BBX Intermediate”) and a wholly owned subsidiary of BBX Main Inc., a Delaware corporation (“Parent”) and a wholly owned subsidiary of AGC Networks Pte Ltd., a company organized under the laws of Singapore (“AGC Networks”), is making an offer to purchase any and all issued and outstanding shares of common stock, $0.001 par value per share (the “Shares”), of Black Box Corporation, a Delaware corporation (“Black Box”), at a price of $1.08 per Share (the “Offer Price”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 21, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase” and, together with this Letter of Transmittal, as it may be amended or supplemented from time to time, the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal to be used to accept the Offer and tender Shares to Purchaser pursuant to the Offer and for the information of your clients.

3.

The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates representing Shares are not immediately available, the certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Co., LLC, the paying agent and depositary for the Offer (the “Depositary”), on or prior to the expiration of the Offer (such date and time, as it may be extended, the “Expiration Time”), or the book-entry transfer cannot be completed on or prior to the Expiration Time.

4.

A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, and an accompanying instruction form for obtaining your clients’ instructions with regard to the Offer.

5.	Black Box’s Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer.

6.	Guidelines for Certification of Taxpayer Identification Number on Internal Revenue Service Form W-9 providing information relating to U.S. federal income tax backup withholding.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 19, 2018, UNLESS THE OFFER IS EXTENDED.

The Offer is being made in accordance with the terms of the Agreement and Plan of Merger, dated as of November 11, 2018 (as it may be amended from time to time, the “Merger Agreement”), by and among Black Box, BBX Intermediate, Parent, Purchaser and AGC Networks. The Merger Agreement provides, among other things, that after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Black Box (the “Merger”), with Black Box continuing as the surviving corporation and a wholly owned subsidiary of BBX Intermediate.

The Black Box board of directors, at a meeting duly called and held, unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”) are fair to and in the best interests of Black Box and the stockholders of Black Box, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions upon the terms and conditions contained in the Merger Agreement, (iii) resolved to recommend acceptance of the Offer by the stockholders of Black Box upon the terms and subject to the conditions set forth in the Merger Agreement and (iv) resolved that the Merger will be governed by Section 251(h) of the DGCL.

The consummation of the Offer is conditioned upon, among other things:

•	The Merger Agreement not having been validly terminated in accordance with its terms;

•

Immediately prior to the Expiration Time there shall be validly tendered and not otherwise properly withdrawn that number of Shares that, together with the Shares then owned by AGC Networks, Parent, BBX Intermediate, Purchaser and their respective subsidiaries would represent at least a majority of all of the Shares then outstanding;

•

Certain representations and warranties made by Black Box being accurate in all materials respects and others being accurate, except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Black Box;

•	Black Box having performed or complied in all material respects with all covenants and obligations that Black Box is required to comply with or to perform under the Merger Agreement;

•

There not having been in effect any law or order enacted or issued by any governmental entity that has the effect of making the Offer or the Merger illegal in the United States or that has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger; and

•	The Consent Agreement between Black Box and its lenders not having been terminated or failed to become effective.

The Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission may review the legality under the antitrust laws of the proposed acquisition of Shares by Purchaser pursuant to the Offer; however, because the size of the Offer and Merger are below the thresholds for filing a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no waiting period requirements under that act apply.

Other conditions to the consummation of the Offer are described in the Offer to Purchase. See Section 13 —“Conditions of the Offer” of the Offer to Purchase. See also Section 15 — “Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than Okapi Partners LLC (the “Information Agent”) and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a Letter of Transmittal, properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

If holders of Shares wish to accept the Offer and tender their Shares to Purchaser pursuant to the Offer, but the certificates representing Shares are not immediately available, the certificates and all other required documents cannot be delivered to the Depositary on or prior to the Expiration Time, or book-entry transfer procedures cannot be completed on or prior to the Expiration Time, a tender may be effected by following the guaranteed delivery procedures described in Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.

Very truly yours,

AGC Networks Pte Ltd.

Host Merger Sub Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, BBX INTERMEDIATE, PURCHASER, AGC NETWORKS, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.